Filed Pursuant to Rule 424(b)(3)
Registration No. 333-152063

FINAL PROSPECTUS

4,626,595 Shares Common Stock

This prospectus relates solely to the resale or other disposition of shares of common stock issued to the selling stockholders named in this prospectus. On June 4, 2008, Zila, Inc. (“Zila”) issued 4,626,595 shares of its common stock, par value $0.001 per share (“Common Stock”) to holders of its Amended and Restated Senior Secured Convertible Notes (the “Amended and Restated Notes”) to pay a $1,200,000 fee in connection with the amendment of the terms of the Amended and Restated Notes. These securities were issued in a private placement that was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).

The selling stockholders may sell or otherwise dispose of the shares from time to time through public or private transactions or through other means described in the section entitled “Plan of Distribution,” beginning on page 9. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying market prices determined at the time of sale or at negotiated prices. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of these shares by the selling stockholders. We have agreed to pay all costs, expenses and fees relating to registering such shares of our common stock referenced in this prospectus. The selling stockholders will pay any brokerage commissions and/or similar charges incurred for the sale of such shares of our common stock.

Our common stock is quoted on the Nasdaq Global Market under the symbol “ZILA.” The last reported sale price for our common stock on June 27, 2008 was $0.25 per share.

Investment in our common stock involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 2 of this prospectus for more information regarding these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 15, 2008.

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus and on the information contained in any prospectus supplements hereto. We have not authorized anyone to provide you with additional or different information. The selling stockholders are not offering to sell, nor seeking offers to buy, shares of our common stock in any jurisdiction where it is unlawful to do so. The information in this prospectus, or any prospectus supplement, is accurate only as of the date on the front of this document, or on the prospectus supplement, as appropriate, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of our common stock.

Unless the context otherwise requires, references to “Zila,” “we,” “us,” “our” or the “company” in this prospectus mean Zila, Inc., together with its wholly-owned direct subsidiaries.

Zila and our logo, used alone and with the mark Zila, are our registered service marks and trademarks.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the Securities and Exchange Commission (“SEC”). You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are also available to you on the SEC’s Internet site, as well as on the Investor Relations page of our Internet site, www.zila.com.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

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You may also request a copy of any of our filings with the SEC, or any of the agreements or other documents that are exhibits to those filings, at no cost, by writing, e-mailing or telephoning us at the following address, e-mail address or phone number:

Zila, Inc.
5227 North 7th Street
Phoenix, Arizona 85014-2800
investor@zila.com
(602) 266-6700

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate by reference in this prospectus certain information we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including (1) any filings after the filing of this registration statement and prior to the effectiveness of the registration statement and (2) any filings after the date of this prospectus (which does not include items “furnished” under Current Reports on Form 8-K or otherwise), until all of the securities to which this prospectus relates have been sold or this offering is otherwise terminated. The information that we incorporate by reference is an important part of this prospectus. Any statement in a document incorporated by reference will be deemed to be modified or superseded to the extent that a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.

We incorporate by reference into this prospectus the following documents:

•	our Annual Report on Form 10-K for the fiscal year ended July 31, 2007, filed with the SEC on October 15, 2007;

•	our Quarterly Reports on Form 10-Q for the quarters ended October 31, 2007, January 31, 2008, and April 30, 2008, filed with the SEC on December 10, 2007, March 11, 2008, and June 9, 2008;

•	our Current Reports on Form 8-K, filed with the SEC on August 1, 2007, August 14, 2007, August 22, 2007, August 31, 2007, October 3, 2007, October 29, 2007, November 9, 2007, December 19, 2007, December 21, 2007, January 7, 2008, March 26, 2008, April 4, 2008, April 7, 2008, April 15, 2008, May 2, 2008, May 12, 2008, June 6, 2008, June 12, 2008, and June 18, 2008;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on November 9, 2007; and

•	the description of our Common Stock contained in our Registration of Certain Classes of Securities on Form 8-A, dated March 1, 1989.

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FORWARD-LOOKING STATEMENTS

This prospectus, including information incorporated into this document by reference, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Statements that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements, and are contained throughout this prospectus and in the information incorporated into this prospectus by reference. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will,” “may” and variations of such words and similar expressions. In addition, any statements that refer to expectations, projections, plans, objectives, goals, strategies or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements speak only as of the date stated and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, even if experience or future events make it clear that any expected results expressed or implied by these forward-looking statements will not be realized. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these expectations may not prove to be correct or we may not achieve the financial results, savings or other benefits anticipated in the forward-looking statements. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties, some of which may be beyond our control, that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that could cause actual results or conditions to differ from those anticipated by these and other forward-looking statements are described more fully in the section entitled “Risk Factors” and in the reports we have filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. Our business, financial condition or results of operations could also be adversely affected by other factors besides those listed here. However, these are the risks our management currently believes are material.

You should carefully consider the trends, risks and uncertainties described in the section entitled “Risk Factors” of this prospectus and other information in this prospectus or reports filed with the SEC before making any investment decision with respect to the securities. If any of the trends, risks or uncertainties set forth in the section entitled “Risk Factors” and in our reports we have filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act actually occurs or continues, our business, financial condition or operating results could be materially adversely affected. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

PRINCIPAL EXECUTIVE OFFICE

Our headquarters are located at 5227 North 7th Street, Phoenix, Arizona 85014, and our telephone number is (602) 266-6700.

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PROSPECTUS SUMMARY

The following summary includes basic information about our company and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock. For a more comprehensive understanding of our company and the shares of our common stock covered by this prospectus, you should read this entire prospectus carefully, including the risks of investing discussed under the section entitled “Risk Factors” and the information that we have incorporated by reference into this prospectus.

Zila, Inc.

Zila, Inc., a Delaware corporation that is headquartered in Phoenix, Arizona, is an integrated oral diagnostic company dedicated to the prevention, detection and treatment of oral cancer and periodontal disease. During fiscal 2007, Zila successfully completed a multi-step strategic redirection, which included divesting non-core businesses and acquiring the national dental products company, Professional Dental Technologies, Inc. (“Pro-Dentec”).

Zila manufactures and markets ViziLite® Plus with TBlueTM (“ViziLite® Plus”), its flagship product for the early detection of oral abnormalities that could lead to cancer. ViziLite® Plus is an adjunctive medical device cleared by the FDA for use in a population at increased risk for oral cancer. In addition, Zila designs, manufactures and markets a suite of proprietary products sold exclusively and directly to dental professionals for periodontal disease, including the Rotadent® Professional Powered Brush, the Pro-Select Platinum® ultrasonic scaler and a portfolio of oral pharmaceutical products for both in-office and home-care use. All of Zila’s products are marketed and sold in the United States and Canada primarily through the company’s direct field sales force and telemarketing organization. Zila’s national marketing programs reach most of the nation’s dental offices and include continuing education seminars for dentists and their staffs. The company is certified by the American Dental Association and the Academy of General Dentistry to provide continuing education seminars. In October 2006, Zila divested its Nutraceuticals business unit and in May 2007 the company divested its Peridex® brand of prescription periodontal rinse. With the integration of the operations of Pro-Dentec with the company’s former Zila Pharmaceuticals business unit and the re-alignment of the company’s Zila Biotechnology business unit to serve as its research and development division, Zila has organized itself as one operating segment in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 131, “Disclosures about Segments of an Enterprise and Related Information.”

The Offering

Common Stock issued to the selling stockholders in connection with the amendment of Zila’s Amended and Restated Senior Secured Convertible Notes	4,626,595 shares

Common Stock issued and outstanding (including the shares covered by this Prospectus)	67,826,861 shares

Use of proceeds	Zila will not receive any proceeds from the sale of the shares of common stock in this offering.

Nasdaq Global Market symbol	ZILA

RISK FACTORS

You should consider carefully the risk factors described below, and all other information contained in or incorporated by reference in this prospectus, before deciding to invest in our common stock. If any of the following risks actually occur, they may materially harm our business, financial condition, operating results or cash flow. As a result, the market price of our common stock could decline, and you could lose all or part of your investment. Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, operating results or financial condition and could result in a complete loss of your investment.

Trends, Risks and Uncertainties Related to Our Business

Our lack of earnings history could adversely affect our financial health and prevent us from fulfilling our payment obligations, and if we are unable to generate funds or obtain funds on acceptable terms, we may not be able to develop and market our present and potential products.

Our liquidity needs have typically arisen from the funding of our research and development program and the launch of our new products, such as ViziLite® Plus, working capital and debt service requirements, and future strategic initiatives. In the past, we have met these cash requirements through our cash and cash equivalents, cash from operations and working capital management, the sale of non-core assets, proceeds from the issuance of common stock under our employee stock option and stock purchase programs, and proceeds from certain private placements of our securities.

The development of products, such as OraTest®, requires the commitment of substantial resources to conduct the time-consuming research and development, clinical studies and regulatory activities necessary to bring any potential product to market and to establish production, marketing and sales capabilities. Our ability to develop our products, to service our debt obligations, to fund working capital and capital expenditures, and for other purposes that cannot at this time be quantified will depend on our future operating performance, which will be affected by factors discussed elsewhere and in the reports we file with the SEC, including, without limitation, receipt of regulatory approvals, economic conditions and financial, business, and other factors, many of which are beyond our control.

After an evaluation of our strategic direction, including an assessment of the OraTest® regulatory program, we believe that in order to maximize shareholder value, our resources must be directed to those products and programs with the greatest probability of financial return. We believe that our greatest potential lies with our ability to develop and commercialize our oral cancer screening product, ViziLite® Plus. Our analysis concluded that the incremental market potential of OraTest®, considering the availability of ViziLite® Plus, does not justify the cost, time and uncertain study outcomes associated with continuing the program in its current form.

We anticipate that we will be able to pursue our strategy with our currently available funds through (i) the anticipated growth in our commercial business; (ii) cost reductions in research and development expenditures on the OraTest® regulatory program; and (iii) reduced overhead from our actions to reorganize and streamline our operations. We, therefore, believe that our cash and cash equivalents along with cash flows generated from operations and working capital management will allow us to fund our planned operations over the next 12 months. However, there can be no assurance that we will be successful in executing these strategies. If we are unable to execute these strategies, we may break the financial covenants of our senior secured debt and be unable to repay the outstanding balance of such debt.

In addition, our lack of earnings history and our level of debt could have important consequences, such as:

•	making it more difficult for us to satisfy our obligations with respect to our Second Amended and Restated Senior Secured Convertible Notes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our flexibility in planning for, or reacting to, changes in our business and our industry;

•	restricting us from making strategic acquisitions, introducing new products or exploiting business opportunities;

•	requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which will reduce the amount of our cash flow available for other purposes, including capital expenditures and other general corporate purposes;

•	requiring us to sell debt securities or to sell some of our core assets, possibly on unfavorable terms;

•	limiting our ability to obtain additional financing; and

•	placing us at a possible competitive disadvantage compared to our competitors that may have greater financial resources.

Our debt instruments contain restrictive covenants that could adversely affect our business by limiting our flexibility.

Our Second Amended and Restated Secured Notes impose restrictions that affect, among other things, our ability to incur debt, pay dividends, sell assets, create liens, make capital expenditures and investments, merge or consolidate, enter into transactions with affiliates, and otherwise enter into certain transactions outside the ordinary course of business. Our Second Amended and Restated Secured Notes also require us to maintain defined levels of cash and generate at least $1 of EBITDA, defined as earnings (loss) before interest, taxes (benefit), depreciation and amortization for one quarter ending on or before July 31, 2009. Our ability to comply with these covenants and restrictions may be affected by events beyond our control. If we are unable to comply with the terms of our Second Amended and Restated Secured Notes, or if we fail to generate sufficient cash flow from operations to service our debt, we may default on our debt instruments. In the event of a default under the terms of any of our indebtedness, the debt holders may, under certain circumstances, accelerate the maturity of our obligations and proceed against their collateral.

We may fail to realize the anticipated cost savings, revenue enhancements, product focus, or other benefits expected from our recent acquisition of Pro-Dentec.

Our future growth will depend on our ability to implement our business strategy. We believe that our acquisition of Pro-Dentec, a privately-held dental products company, will strengthen our business, including the development and commercialization of our oral cancer screening products. Further, we believe that this acquisition could increase our ability to deliver our products into the dental marketplace and could result in synergies that enhance our sales capability, potentially reduce our costs and increase our profits. However, successful acquisitions in our industry are difficult to accomplish because they require, among other things, efficient integration and aligning of product offerings and manufacturing operations and coordination of sales and marketing and research and development efforts. The difficulties of integration and alignment may be increased by the necessity of coordinating geographically separated organizations, the complexity of the technologies being integrated and aligned and the necessity of integrating personnel with disparate business backgrounds and combining different corporate cultures. The integration and alignment of operations following an acquisition or alliance requires the dedication of management resources that may distract attention from the day-to-day operations of the business, and may disrupt key research and development, marketing or sales efforts. In addition, there is no guarantee that such acquisition will result in the synergies we anticipate. Ultimately, the success of such acquisition depends in part on the retention of key personnel. There can be no assurance that we will be able to retain the acquired company’s key management, technical, sales and customer support personnel. If we fail to retain such key employees, we may not realize the anticipated benefits of such acquisition.

Historically we have been dependent on a few key products and our future growth is dependent on the growth of ViziLite® Plus and on the development and/or acquisition of new products.

In the past, nearly all of our revenues were derived from the sales of Ester-C®, Peridex® and ViziLite® Plus products. We divested our Nutraceuticals Business Unit and the Ester-C® products in October 2006 and Peridex® in May 2007. With the acquisition and addition of the products of Pro-Dentec, and the change in our distribution method for ViziLite® Plus, we now sell direct to thousands of dental offices nationally and we believe we have reduced our dependency on key customers.

If any of our major products were to become subject to a problem such as loss of patent protection, unexpected side effects, regulatory proceedings, publicity adversely affecting user confidence or pressure from competing products, or if a new, more effective treatment should be introduced, the impact on our revenues could be significant. Additionally, we are reliant on third party manufacturers and single suppliers for our ViziLite® Plus product, and any supply problems resulting from regulatory issues applicable to such parties or failures to comply with FDA’s current Good Manufacturing Practices could have a material adverse impact on our financial condition.

Our future growth is dependent on the growth of the ViziLite® Plus product and new product development and/or acquisition. New product initiatives may not be successfully implemented because of many factors, including, but not limited to, difficulty in assimilation, development costs and diversion of management time. There can be no assurance that we will successfully develop and integrate new products into our business that will result in growth and a positive impact on our business, financial condition and results of operation.

A number of factors could impact our plans to commercialize our new products, including, but not limited to, difficulties in the production process, controlling the costs to produce, market and distribute the product on a commercial scale, and our ability to do so with favorable gross margins and otherwise on a profitable basis; the inherent difficulty of gaining market acceptance for a new product; competition from larger, more established companies with greater resources; changes in raw material supplies that could result in production delays and higher raw material costs; difficulties in promoting consumer awareness for the new product; adverse publicity regarding the industries in which we market our products; and the cost, timing, and ultimate results of regulatory program studies that we undertake.

We may be unable to obtain FDA or other regulatory approval for new drugs, devices or products or to establish markets in the United States and obtaining regulatory approval is costly and uncertain.

The rigorous clinical testing and extensive regulatory approval process mandated by the Food and Drug Administration (“FDA”) and equivalent foreign authorities before any new drug, device or product can be marketed can take a number of years, require the expenditure of substantial resources, and approval may not ultimately be obtained.

If FDA approval of a new product is received, such approval may entail limitations on the indicated uses for which the product may be marketed and there is no assurance that we will be successful in gaining market acceptance of that product. Moreover, a marketed product, its manufacturer, its manufacturing facilities, and its suppliers are also subject to continual review and periodic inspections, and later discovery of previously unknown problems, or the exacerbation of problems previously deemed acceptable, with a product, manufacturer, or facility may result in restrictions on such product or manufacturer, potentially including withdrawal of the product from the market, which would adversely affect our operations and financial condition. The length of the FDA regulatory process and review period varies considerably, as does the amount of data required to demonstrate the safety and efficacy of a specific product. If the compounds in testing are modified or optimized or if certain results are obtained, it may extend the testing process. Additional testing, delays or rejections may be encountered based upon changes in FDA policy, personal or prior understandings during the period of product development and FDA regulatory review of each investigational new drug application, new drug application, or product license application. Similar delays may also be encountered in other countries. There can be no assurance that even after such time and expenditures we will obtain regulatory approval for any products we develop.

In its regulation of advertising, the FDA from time to time issues correspondence to pharmaceutical companies alleging that some advertising or promotional practices are false, misleading or deceptive. The FDA has the power to impose a wide array of sanctions on companies for such advertising practices, and the receipt of correspondence from the FDA alleging these practices can result in the following:

•	incurring substantial expenses, including fines, penalties, legal fees and costs to comply with the FDA’s requirements

•	changes in the methods of marketing and selling products

•	taking FDA-mandated corrective action, which may include placing advertisements or sending letters to dental professionals and physicians rescinding previous advertisements or promotion

•	disruption in the distribution of products and loss of sales until compliance with the FDA’s position is obtained.

Our proprietary rights may prove difficult to enforce.

Our current and future success depends on a combination of patent, trademark, and trade secret protection and nondisclosure and licensing agreements to establish and protect our proprietary rights. We own and have exclusive licenses to a number of United States and foreign patents and patent applications and intend to seek additional patent applications as we deem necessary and appropriate to operate our business. We can offer no assurances regarding the strength of the patent portfolio underlying any existing or new product and/or technology or whether patents will be issued from any pending patent applications related to a new product and/or technology, or if the patents are issued, that any claims allowed will be sufficiently broad to cover the product, technology or production process. Although we intend to defend our proprietary rights, policing unauthorized use of intellectual property is difficult or may prove materially costly and any patents that may be issued relating to new products and technology may be challenged, invalidated or circumvented.

We are dependent on our senior management and other key personnel.

Our ability to operate successfully depends in significant part upon the experience, efforts, and abilities of our senior management and other key scientific, technical and managerial personnel. Competition for talented personnel is intense. The future loss of services of one or more of our key executives could adversely impact our financial performance and our ability to execute our strategies. Additionally, if we are unable to attract, train, motivate and retain key personnel, our business could be harmed.

We and our products are subject to regulatory oversight that could substantially interfere with our ability to do business.

We and our present and future products are subject to risks associated with new federal, state, local, or foreign legislation or regulation or adverse determinations by regulators under existing regulations, including the interpretation of and compliance with existing, proposed, and future regulatory requirements imposed by the FDA. We are also subject to other governmental authorities such as the Department of Health and Human Services, the Consumer Products Safety Commission, the Department of Justice and the United States Federal Trade Commission with its regulatory authority over, among other items, product safety and efficacy claims made in product labeling and advertising. Individual states, acting through their attorneys general, have become active as well, seeking to regulate the marketing of prescription drugs under state consumer protection and false advertising laws. A regulatory determination or development that affects our ability to market or produce one or more of our products could have a material adverse impact on our business, results of operation, and financial condition and may include product recalls, denial of approvals and other civil and criminal sanctions.

We are at risk with respect to product liability claims.

We could be exposed to possible claims for personal injury resulting from allegedly defective products manufactured by third parties with whom we have entered into manufacturing agreements or by us. We maintain $6.0 million in product liability insurance coverage for claims arising from the use of our products, with limits we believe are commercially reasonable under the circumstances, and, in most instances, require our manufacturers to carry product liability insurance. While we believe our insurance coverage is adequate, we could be subject to product liability claims in excess of our insurance coverage. In addition, we may be unable to retain our existing coverage in the future. Any significant product liability claims not within the scope of our insurance coverage could have a material adverse effect on us.

We face significant competition that could adversely affect our results of operation and financial condition.

The pharmaceutical, medical device and related industries are highly competitive. A number of companies, many of which have financial resources, marketing capabilities, established relationships, superior experience and operating history, and research and development capacities greater than ours, are actively engaged in the development of products similar to the products we produce and market. The pharmaceutical industry is characterized by extensive and ongoing research efforts. Other companies may succeed in developing products superior to those we market. It may be difficult for us to maintain or increase sales volume and market share due to such competition which would adversely affect our results of operations and financial condition. The loss of any of our products’ patent protection could lead to a significant loss in sales of our products in the United States market.

If the use of our technology is determined to infringe on the intellectual property rights of others, our business could be harmed.

Litigation may result from our use of registered trademarks or common law marks and, if litigation against us were successful, a resulting loss of the right to use a trademark could reduce sales of our products and could result in a significant damage award. International operations may be affected by changes in intellectual property legal protections and remedies in foreign countries in which we do business.

Furthermore, if it were ultimately determined that our intellectual property rights are unenforceable, or that our use of our technology infringes on the intellectual property rights of others, we may be required or may desire to obtain licenses to patents and other intellectual property held by third parties to develop, manufacture and market products using our technology. We may not be able to obtain these licenses on commercially reasonable terms, if at all, and any licensed patents or intellectual property that we may obtain may not be valid or enforceable. In addition, the scope of intellectual property protection is subject to scrutiny and challenge by courts and other governmental bodies. Litigation and other proceedings concerning patents and proprietary technologies can be protracted, expensive and distracting to management and companies may sue competitors as a way of delaying the introduction of competitors’ products. Any litigation, including any interference proceedings to determine priority of inventions, oppositions to patents in foreign countries or litigation against our partners, may be costly and time-consuming and could significantly harm our business.

Because of the large number of patent filings in our industry, our competitors may have filed applications or been issued patents and may obtain additional patents and proprietary intellectual property rights relating to products or processes competitive with or similar to ours. We cannot be certain that United States or foreign patents do not exist or will not be issued that would harm our ability to commercialize our products and product candidates. In addition, our exposure to risks associated with the use of intellectual property may be increased as a result of an acquisition as we have lower visibility into any potential target’s safeguards and infringement risks. In addition, third party claims may be asserted after we have acquired technology that had not been asserted prior to such acquisition.

We require certain raw materials for our manufacturing processes that may only be acquired through limited sources.

Raw materials essential to our business are generally readily available. However, certain raw materials and components used in the manufacture of pharmaceutical and medical device products are available from limited sources, and in some cases, a single source. Any curtailment in the availability of such raw materials could be accompanied by production delays, and in the case of products, for which only one raw material supplier exists, could result in a material loss of sales. In addition, because raw material sources for products must generally be approved by regulatory authorities, changes in raw material suppliers could result in production delays, higher raw material costs and loss of sales and customers. Production delays may also be caused by the lack of secondary suppliers.

We have, in the past, received minor deficiencies from regulatory agencies related to our manufacturing facilities.

The FDA, Occupational Safety and Health Administration (OSHA) and other regulatory agencies periodically inspect our manufacturing facilities and certain facilities of our suppliers. In the past, such inspections resulted in the identification of certain minor deficiencies in the standards we are required to maintain by such regulatory agencies. We developed and implemented action plans to remedy the deficiencies; however, there can be no assurance that such deficiencies will be remedied to the satisfaction of the applicable regulatory body. In the event that we are unable to remedy such deficiencies, our product supply could be affected as a result of plant shutdown, product recall or other similar regulatory actions, which would likely have an adverse affect on our business, financial condition, and results of operation.

Trends, Risks and Uncertainties Related to Our Capital Stock

The Private Placements and other financing arrangements or corporate events could significantly dilute existing ownership.

Following the August 13, 2007 and June 3, 2008 restructurings of the securities issued in the private placements that the company consummated in November 2006, an additional approximately 13,950,000 shares of our common stock would be issued should investors convert all Second Amended and Restated Secured Notes and exercise all warrants issued in connection with the private placements, which would dilute existing shareholders current ownership percentages and voting power. If we choose to raise additional funds through the issuance of shares of our common stock, or securities convertible into our common stock, significant dilution of ownership in our company may occur, and holders of such securities may have rights senior to those of the holders of our common stock. If we obtain additional financing by issuing debt securities, the terms of these securities could restrict or prevent us from paying dividends and could limit our flexibility in making business decisions. Moreover, other corporate events such as the exercise of outstanding options would result in further dilution of ownership for existing shareholders.

In the past, we have experienced volatility in the market price of our common stock and we may experience such volatility in the future.

The market price of our common stock has fluctuated significantly in the past. Stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of securities we and other pharmaceutical and health care companies have issued, often for reasons unrelated to the operating performance of the specific companies.

In the past, stockholders of other companies have initiated securities class action litigation against such companies following periods of volatility in the market price of the applicable common stock. We anticipate that the market price of our common stock may continue to be volatile. If the market price of our common stock continues to fluctuate and our stockholders initiate this type of litigation, we could incur substantial costs and expenses and such litigation could divert our management’s attention and resources, regardless of the outcome, thereby adversely affecting our business, financial condition and results of operation.

We may take actions which could dilute current equity ownership or prevent or delay a change in our control.

In December 2006, our Board of Directors and stockholders approved an increase in our authorized capital stock from 67,500,000 to 150,000,000 and an increase in authorized common stock from 65,000,000 to 147,500,000. Some of these newly authorized shares are reserved for issuance upon the exercise or conversion of certain securities issued in the November 2006 private placements. Subject to the rules and regulations promulgated by Nasdaq and the SEC, our Board of Directors could authorize the sale and issuance of additional shares of common stock, which would have the effect of diluting the ownership interests of our stockholders.

In addition, our Board of Directors has the authority, without any further vote by our stockholders, to issue up to 2,500,000 shares of Preferred Stock in one or more series and to determine the designations, powers, preferences and relative, participating, optional or other rights thereof, including without limitation, the dividend rate (and whether dividends are cumulative), conversion rights, voting rights, rights and terms of redemption, redemption price and liquidation preference. On February 1, 2001, we issued 100,000 shares of our Series B Convertible Preferred Stock in connection with an acquisition. As of July 31, 2007 and the date of this filing, all of these shares remained outstanding. If the Board of Directors authorizes the issuance of additional shares of Preferred Stock, such an issuance could have the effect of diluting the ownership interests of our common stockholders.

Failure to maintain NASDAQ Marketplace Rules could materially and adversely affect our business.

On March 20, 2008, Zila received a Nasdaq Staff Deficiency Letter indicating that for the prior 30 consecutive business days, the bid price of its common stock has closed below $1.00 per share. As a result, the company fails to comply with the minimum bid price requirement for continued listing set forth in Marketplace Rule 4450(a)(5). In accordance with Marketplace Rule 4450(e)(2), the company has been provided 180 calendar days, or until September 16, 2008, to regain compliance. Zila will achieve compliance, if before September 16, 2008, the bid price of the company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days. If the company does not regain compliance by September 16, 2008, but can demonstrate as of that date that the company meets the criteria for initial listing set forth in Marketplace Rule 4310(c) (other than the bid price requirement) and its application is approved, the company will have an additional 180 days to regain compliance while on The Nasdaq Capital Market. In the event that we were delisted from the NASDAQ Global Market, our common stock would become significantly less liquid, which would adversely affect its value. Although our common stock would likely be traded over-the-counter or on pink sheets, these types of listings involve more risk and trade less frequently and in smaller volumes than securities traded on the NASDAQ Global Market.

In addition, our Audit Committee is currently only comprised of two directors. In accordance with NASDAQ Marketplace Rule 4350(d), we are required to have an audit committee consisting of at least three independent directors in order to remain listed on the NASDAQ Global Market. We have until the earlier of our next annual shareholders meeting or one year from the vacancy that caused the failure to comply with this requirement to regain compliance with NASDAQ’s rule on audit committee composition.

USE OF PROCEEDS

We are registering these shares pursuant to the registration rights granted to the selling stockholders. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale or other disposition of these shares by the selling stockholders. We have agreed to pay all costs, expenses and fees relating to registering such shares of our common stock referenced in this prospectus. The selling stockholders will pay any brokerage commissions and/or similar charges incurred for the sale of such shares of our common stock.

SELLING STOCKHOLDERS

This prospectus relates to the possible resale or other disposition by the selling stockholders of 4,626,595 shares of Common Stock that we issued on June 4, 2008 to pay a $1,200,000 fee in connection with the amendment of the terms of our Amended and Restated Secured Notes. On June 3, 2008, we entered into a registration rights agreement with the selling stockholders, which obligates us to register the shares of Common Stock that we issued to pay the amendment fee.

The following table presents information regarding the selling stockholders and the shares that they may offer and sell from time to time under this prospectus. This table is prepared based on information supplied to us by the selling stockholders, and reflects holdings as of June 5, 2008. As used in this prospectus, the term “selling stockholders” includes the entities listed below and any donees, pledges, transferees or other successors in interest selling shares received after the date of this prospectus from any of the selling stockholders as a gift, pledge or other transfer. Except as set forth in the footnotes below, beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act.

	Shares of Common Stock			Shares of Common Stock
	Beneficially Owned		Number of	Beneficially Owned
	Prior to Offering		Shares being	after Offering
Security Holders	Number(1)	Percent(2)	Offered	Number(3)	Percent(3)

Atlas Master Fund, Ltd. (c/o BAM)(4)	3,326,711	4.76%	771,099	2,555,612	3.66%
Atlas Master Fund, Ltd. (c/o Visium)(5)	492,258	*	233,880	258,378	*
Visium Balanced Fund, LP(5)	1,841,046	2.68%	874,707	966,339	1.41%
Visium Balanced Offshore Fund, Ltd(5)	3,065,788	4.44%	1,456,599	1,609,189	2.33%
Visium Long Bias Fund, LP(5)	567,078	*	269,427	297,651	*
Visium Long Bias Offshore Fund, Ltd(5)	2,148,709	3.13%	1,020,883	1,127,826	1.64%

*	Less than one percent.

(1)	Represents all of the shares owned by the selling stockholder as of June 5, 2008, including those issuable upon the exercise of any warrants and/or the conversion of any convertible securities owned by the selling stockholder. The number of shares beneficially owned by the selling stockholder may increase as a result of accrued dividends or anti-dilution adjustments.

(2)	The percentage of shares beneficially owned prior to the offering is based on 67,826,861 shares of our common stock outstanding as of June 5, 2008. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of the date of this prospectus, and shares of common stock subject to convertible securities currently convertible or convertible within 60 days of the date of this prospectus, are deemed outstanding for computing the percentage of the person holding such options, warrants or convertible securities, but are not deemed outstanding for computing the percentage for any other selling stockholder.

(3)	The number of shares and percentage of ownership in these columns assumes that the selling stockholders will offer and sell all of the shares of common stock registered under this prospectus. The selling stockholders may elect to sell some, all or none of their shares. We do not know how long the selling stockholders will hold the shares before selling them. Other than an agreement by the selling stockholders that they will retain at least one-half of the shares registered hereunder until at least September 1, 2008, we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of the date of this prospectus, and shares of common stock subject to convertible securities currently convertible or convertible within 60 days of the date of this prospectus, are deemed outstanding for computing the percentage of the person holding such options, warrants or convertible securities, but are not deemed outstanding for computing the percentage for any other selling stockholder.

(4)	Dmitry Balyasny, as Managing Member of Balyasny Asset Management, L.P. (“BAM”), has voting and dispositive power with respect to the shares of this selling stockholder that are registered under this prospectus. Mr. Balyasny disclaims beneficial ownership of any such shares.

(5)	Jacob Gottlieb as Managing Member of Visium Asset Management, LLC (“Visium”), the investment advisor to the selling stockholder and Dmitry Balyasny as Managing Member of BAM, the investment sub-advisor to Visium, have voting and dispositive power with respect to the shares of this selling stockholder that are registered under this prospectus. Both Messrs. Gottlieb and Balyasny disclaim beneficial ownership of any such shares.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Snell & Wilmer L.L.P., of Phoenix, Arizona.

EXPERTS

The financial statements and schedules as of July 31, 2007 and 2006 and for each of the three years in the period ended July 31, 2007 and management’s assessment of the effectiveness of internal control over financial reporting as of July 31, 2007 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of BDO Seidman, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.